Exhibit 5.1
[Oppenheimer Wolff & Donnelly LLP Letterhead]
June 27, 2008
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, MN 5555343

Re:	American Medical Systems Holdings, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable under the American Medical Systems Holdings, Inc. Employee Stock Purchase Plan (the “Plan”), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). The 1,000,000 shares of Common Stock of the Plan are collectively referred to herein as the “Shares.”
In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:
1.	The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement and the Plan.
2.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.
We express no opinion with respect to laws other than those of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K
Very truly yours,
/s/ Oppenheimer Wolff & Donnelly LLP